Exhibit 99.5 (c)

Consent of Compass Maritime Services, LLC

Reference is made to the Registration Statement on Form F-4 (File No. 333-218478), including the proxy statement/prospectus contained therein, of Scorpio Tankers Inc. (as the same may be amended or supplemented, the “Registration Statement”). We hereby consent to (i) the inclusion in the Registration Statement of our appraisal report, dated January 19, 2017 with Vaues as of December 31, 2016, valuing certain vessels of Scorpio Tankers Inc.(the “Reports”) and use in the Registration Statement of any of the information contained in such Reports, and (ii) all references in the Registration Statement to us, including all references to us as having provided such Reports and information. We further consent to the filing of this letter as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are “experts” within the meaning of the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder with respect to any part of the Registration Statement.

Compass Maritime Services, LLC

By:	/s/ Terry Chance
Name:	Terry Chance
Title:	Partner

Dated:	August 3, 2017